Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is dated August 10, 2006, by and among Redux Holdings, Inc., a Nevada corporation (“Redux”) and Quincy Investments Corp., a Bahamas International Business company (“Quincy”), collectively referred to as (“Parties”).

RECITALS

WHEREAS, the Parties executed a Letter of Intent on July 26, 2006 (“Letter of Intent”) confirming Redux’s intent to enter into a definitive agreement in which Redux would acquire fifty-one percent (51%) of the voting capital stock of Naturade, Inc. (“Naturade”), on a fully diluted basis, and full operating control of Naturade from Quincy (“Definitive Agreement”).

WHEREAS, in advance of executing a Definitive Agreement which will substantially embody the terms of the Letter of Intent and contain standard terms and conditions for transactions of this nature, Redux desires to acquire from Quincy, and Quincy desires to transfer to Redux, the entirety of the outstanding voting capital stock of Naturade Quincy owns, consisting of 31,372,345 shares of common stock of Naturade and 4.2 million shares of Series C Preferred Stock of Naturade (the “Voting Stock”) for the consideration and on the terms set forth in this Agreement. Quincy also owns 7 million warrants for Naturade common stock at a price of $.80 per share and 7 million warrants for Naturade common stock at a price of $1.02 per share (the”Warrants”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Upon the terms and subject to the conditions set forth in this Agreement, upon execution, Quincy shall deliver to Redux the Voting Stock. Quincy is and will be on the date of execution of this Agreement the record and beneficial owner and holder of the Voting Stock and the Warrants, free and clear of all encumbrances. There are no contracts relating to the sale or transfer of the Voting Stock and the Warrants of Naturade owned by Quincy. The Voting Stock and the Warrants were not issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other legal requirement. Peter H. Pocklington is the Controlling Stockholder of Quincy holding greater than fifty-one percent of voting capital stock of Quincy.

2.	In consideration for the transfer of the Voting Stock to Redux, Redux agrees to make up to five hundred thousand dollars ($500,000) in cash contributions to Naturade. The amount of the cash contribution to be made is at the sole discretion of Redux and is to be utilized by Naturade only for necessary and essential operating expenses.

3.	If prior to August 31, 2006, Redux while exercising control over Naturade, causes Naturade to file for Bankruptcy protection prior to the execution of the Definitive Agreement and subsequently, Naturade is successful in emerging from Bankruptcy under a plan of reorganization, then Redux Holdings will issue to Quincy the number of shares of Redux equivalent in market value to 16.75 million shares of Naturade, provided that in the case of both Redux and Naturade, the market value used shall be the average of the closing stock prices for the 60 calendar days prior to the Bankruptcy filing, but provided further that the market value of Redux shall be discounted by 20% in calculating the number of Redux shares to be issued to Quincy.

4.	If by August 31, 2006, the Definitive Agreement is not executed and while Redux Holdings has control over Naturade, Redux has not caused Naturade to file for Bankruptcy protection) Redux Holdings will issue to Quincy the number of shares of Redux equivalent in market value to 16.75 million shares of Naturade, provided that in the case of Naturade, the market value used shall be the average of the closing stock prices for the 60 calendar days prior to August 31, 2006 but in the case of Redux the market value used shall be $2.50.

5.	Redux shall acquire the Warrants from Quincy on terms substantially similar to the terms governing the acquisition by Redux of the other outstanding warrants for Naturade common stock, but taking into account varying terms due to differences in exercise price of such warrants..

6.	Both Redux and Quincy agree that time is of the essence in negotiating and executing the Definitive Agreement and each agrees that they will act with the utmost diligence, integrity, and intensity to achieve the execution of the Definitive Agreement. While the requirements to act in good faith and with best efforts are generally implied in all agreements, in the context of the negotiation of the Definitive Agreement, these requirements go to the essence of the agreement between the parties hereunder and if either party is not satisfying these requirements, that party should not achieve any benefits under this Agreement that are derived by not adhering to the requirements of this paragraph.

7.	This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms. The Parties have the absolute and unrestricted right, power and authority to execute and deliver this Agreement.

8.	This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

9.	This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

10.	All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile and an e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Redux Holdings, Inc. Quincy Investments Corp.
Attention: Adam Michelin, President            Attention: Peter H. Pocklington, Controlling Stockholder
Fax no.: 310-492-5772 Fax no.: (760) 862-2752
E-mail address: adam79c@comcast.net            E-mail address:phpocklington@dc.rr.com

11.	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Redux Holdings, Inc.	Quincy Investments Corp.

By: /s/Adam Michelin	By: /s/ Peter H. Pocklington

Adam Michelin, President	Peter H. Pocklington, Controlling Stockholder